HQH


ANNUAL MEETING REPORT: An Annual Meeting of
Shareholders was held on June 15, 2017.
Shareholders voted to elect Trustees
of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified.
The following votes were cast with respect to each of the nominees:



				For	  Withheld
Rakesh K. Jain. Ph. D.     34,569,567	  1,036,327
Lucinda H. Stebbins, CPA   34,619,434	   986,460

Rakesh K. Jain, Ph.D., and Lucinda H. Stebbins,
CPA were elected to serve until the 2020
Annual Meeting.

Trustees serving until the 2018 Annual Meeting are Daniel R. Omstead, Ph.D. and Uwe E.
Reinhardt, Ph.D.

Trustees serving until the 2019 Annual Meeting are Michael W. Bonney, Oleg Pohotsky, MBA,
J.D. and William S. Reardon.

Shareholders ratified the appointment of
Deloitte & Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2017 by the following votes:

For			Against		Abstain
34,858,572		402,314		345,008